CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AIM Counselor Series Trust (Invesco Counselor Series Trust) of our report dated October 29, 2019, relating to the financial statements and financial highlights, which appear in Invesco Floating Rate ESG Fund’s (formerly known as Invesco Floating Rate Fund) Annual Report on Form N-CSR for the year ended August 31, 2019. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Houston, Texas

June 5, 2020